Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-212729 on Form F-3 of our reports dated March 31, 2017, relating to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries composing the Banco Bilbao Vizcaya Argentaria Group (the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Banco Bilbao Vizcaya Argentaria, S.A. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte, S.L.

Madrid, Spain

September 25, 2017